                                                                       EXHIBIT C


                         AGREEMENT AND PLAN OF MERGER

                                     Among


                                  AXIOHM S.A.

                          AX ACQUISITION CORPORATION

                                      and

                              DH TECHNOLOGY, INC.



                           Dated as of July 14, 1997

                               TABLE OF CONTENTS

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                                                                                 Page
                                                                                 ----

                                   ARTICLE I

                                   THE OFFER

SECTION 1.1   The Offer.........................................................   2
SECTION 1.2   Company Action....................................................   3

                                  ARTICLE II

             AXIOHM EXCHANGE, ACQUISITION OF PURCHASER AND MERGER

SECTION 2.1   The Axiohm Exchange...............................................  5
SECTION 2.2   Acquisition of Purchaser..........................................  7
SECTION 2.3   The Merger........................................................  7

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1   Organization and Standing; Subsidiaries...........................  9
SECTION 3.2   Capitalization of the Company..................................... 10
SECTION 3.3   Financial Statements; Exchange Act Filings........................ 11
SECTION 3.4   No Undisclosed Liabilities........................................ 11
SECTION 3.5   Absence of Certain Changes, Events or Conditions.................. 12
SECTION 3.6   No Default........................................................ 12
SECTION 3.7   Litigation, Etc................................................... 12
SECTION 3.8   Intellectual Property............................................. 12
SECTION 3.9   No Excess Parachute Payments; Section 162(m) of the Code.......... 13
SECTION 3.10  Environmental Laws and Regulations................................ 13
SECTION 3.11  Compliance........................................................ 14
SECTION 3.12  Offer Documents; Registration Statement and Exchange Documents.... 14
SECTION 3.13  No Conflict With Other Documents.................................. 15
SECTION 3.14  Authority; Consents............................................... 15
SECTION 3.15  Contracts......................................................... 16
SECTION 3.16  Customers and Suppliers........................................... 17
SECTION 3.17  Tax Matters....................................................... 17

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
SECTION 3.18  Pension and Employee Benefit Plans..............................   18
SECTION 3.19  Foreign Corrupt Practices Act...................................   19
SECTION 3.20  No Pending Transactions.........................................   20
SECTION 3.21  Transactions with Affiliates....................................   20
SECTION 3.22  Opinion of Financial Advisor....................................   20
SECTION 3.23  Brokers.........................................................   20


                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND PURCHASER

SECTION 4.1   Organization and Standing; Subsidiaries.........................   21
SECTION 4.2   Capitalization of Parent........................................   22
SECTION 4.3   Financial Statements............................................   22
SECTION 4.4   No Undisclosed Liabilities......................................   23
SECTION 4.5   Absence of Certain Changes, Events or Conditions................   23
SECTION 4.6   No Default......................................................   23
SECTION 4.7   Litigation, Etc.................................................   24
SECTION 4.8   Intellectual Property...........................................   24
SECTION 4.9   Environmental Laws and Regulations..............................   25
SECTION 4.10  Compliance......................................................   25
SECTION 4.11  Offer Documents; Registration Statement and Exchange Documents..   25
SECTION 4.12  No Conflict With Other Documents................................   26
SECTION 4.13  Authority; Consents.............................................   26
SECTION 4.14  Contracts.......................................................   27
SECTION 4.15  Customers and Suppliers.........................................   27
SECTION 4.16  Tax Matters.....................................................   28
SECTION 4.17  Pension and Employee Benefit Plans..............................   28
SECTION 4.18  Foreign Corrupt Practices Act...................................   30
SECTION 4.19  No Pending Transactions.........................................   30
SECTION 4.20  Transactions with Affiliates....................................   30
SECTION 4.21  Brokers.........................................................   31
SECTION 4.22  Financing.......................................................   31

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1   Conduct of Business of the Company Pending the Merger..........    31
SECTION 5.2   Maintenance of Cash............................................    33

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
SECTION 5.3   Conduct of Business of Parent Pending the Merger..................  33
SECTION 5.4   Conduct of Business of Purchaser Pending the Merger...............  36


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

SECTION 6.1   Company Board Representation; Co-Chairmen of the Board of
                Directors; Section 14(f)........................................  36
SECTION 6.2   Access to Information; Confidentiality............................  37
SECTION 6.3   No Solicitation of Transactions...................................  38
SECTION 6.4   Stock Options.....................................................  39
SECTION 6.5   Notification of Certain Matters...................................  39
SECTION 6.6   Further Action; All Reasonable Efforts............................  39
SECTION 6.7   Public Announcements..............................................  40
SECTION 6.8   Disposition of Litigation.........................................  40
SECTION 6.9   Officer's and Directors' Indemnification..........................  40
SECTION 6.10  Issuance of Company Warrants and Roll-Over Notes..................  41

                                  ARTICLE VII

                        CONDITIONS TO AXIOHM EXCHANGE,
                      ACQUISITION OF PURCHASER AND MERGER

SECTION 7.1  Conditions to Obligation of Each Party to Effect the
               Axiohm Exchange..................................................  42
SECTION 7.2  Conditions to Obligation of Each Party to
               Effect the Acquisition of Purchaser..............................  42
SECTION 7.3  Conditions to Obligation of Each Party to
               Effect the Merger ...............................................  43

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1  Termination......................................................... 43
SECTION 8.2  Effect of Termination............................................... 44
SECTION 8.3  Fees................................................................ 44
SECTION 8.4  Amendment........................................................... 46
SECTION 8.5  Waiver.............................................................. 46


                                  ARTICLE IX

                              GENERAL PROVISIONS
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

SECTION 9.1   Non-Survival of Representations, Warranties and Agreements..  46
SECTION 9.2   Notices.....................................................  46
SECTION 9.3   Certain Definitions.........................................  47
SECTION 9.4   Severability................................................  48
SECTION 9.5   Entire Agreement; Assignment................................  48
SECTION 9.6   Parties in Interest.........................................  49
SECTION 9.7   Specific Performance........................................  49
SECTION 9.8   Governing Law...............................................  49
SECTION 9.9   United States Currency......................................  49
SECTION 9.10  Headings...................................................   49
SECTION 9.11  Counterparts...............................................   49

ANNEX A Offer Conditions
ANNEX B Company Outstanding Options

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of July 14, 1997 (the "Agreement"), among AXIOHM S.A., a French corporation ("Parent"), AX ACQUISITION CORPORATION, a California corporation ("Purchaser") and a wholly-owned subsidiary of Axiohm IPB, Inc., a Delaware corporation ("IPB") which is a wholly-owned subsidiary of Parent and DH TECHNOLOGY, INC. a California corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for the principal shareholders of Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire up to 7.0 million shares (the "Specified Number") of Common Stock, no par value, of the Company ("Company Common Stock"), representing approximately 88% of the outstanding shares of Company Common Stock as of the date hereof (such shares of Company Common Stock being hereinafter collectively referred to herein as "Shares") for $25.00 per Share net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), upon the terms and subject to the conditions of this Agreement and the Offer;

     WHEREAS, the Board of Directors of the Company has unanimously consented to the making of the Offer by Purchaser and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer;

     WHEREAS, also in furtherance of such acquisition, the respective Boards of Directors of Parent, Purchaser and the Company have each approved (i) the purchases (collectively, the "Axiohm Exchange") to be made by Purchaser from the shareholders of Parent, of all of the outstanding shares (each, a "Parent Share") of the common stock of Parent (the "Parent Stock") held by such shareholders for an aggregate of 5,518,524 Shares and approximately $12.2 million (or, if at the closing of the Axiohm Exchange, Purchaser does not have available the financing necessary to pay the entire amount of such cash, an aggregate of 5,883,732 Shares and approximately $4.3 million); (ii) the sale by IPB to the Company and the purchase by the Company from IPB (the "Acquisition of Purchaser") of all of the outstanding capital stock of Purchaser in exchange for the assumption by the Company, on a joint and several basis with Purchaser, of any and all obligations with respect to indebtedness incurred, or preferred stock issued, by Purchaser or IPB in connection with the Offer and the Axiohm Exchange (which obligations shall not exceed $199 million); (iii) the merger (the "Merger") of Purchaser with and into the Company in accordance with the California General Corporation Law ("CGCL") following the consummation of the Offer, the Axiohm Exchange and the Acquisition of Purchaser upon the terms and subject to the conditions set forth herein; and (iv) the other transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and no event shall have occurred and no circumstance shall exist which would result in a failure to satisfy any of the conditions or events set forth in Annex A hereto (the "Offer Conditions"), Purchaser shall commence the Offer at the initial Per Share Amount as soon as reasonably practicable after the date hereof, and in any event within five business days from the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment the Specified Number of Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least 6.5 million Shares (representing approximately 81% of the outstanding Company Common Stock as of the date of this Agreement) shall have been validly tendered and not withdrawn prior to the expiration of the Offer, and also shall be subject to the satisfaction of the other Offer Conditions. Purchaser expressly reserves the right, in its sole discretion, to increase the Specified Number, waive any Offer Condition and make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made which decreases the initial Per Share Amount, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the Specified Number, changes the Minimum Condition, or imposes conditions to the Offer in addition to those set forth herein which are adverse to holders of the Shares. Purchaser covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the Offer Conditions, it will accept for payment and pay for up to the Specified Number of Shares (in accordance with the proration provisions of Section 1.1(b), if necessary) as soon as practicable after it is permitted to do so under applicable law, subject to the prior satisfaction of the Offer Conditions. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, or
(iii) extend the Offer for an aggregate
period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals at least the Minimum Condition but less than the Specified Number, of the outstanding Shares; provided, however, that if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to have expired or been terminated, then, in either case, Purchaser shall extend the Offer from time to time until five business days after the expiration or termination of the applicable waiting period under the HSR Act.

     (b) If more Shares than the Specified Number are validly tendered prior to the expiration or termination of the Offer and not properly withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only the Specified Number, on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based on the number of Shares validly tendered and not properly withdrawn prior to the expiration or termination of the Offer.

     (c) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser and Parent shall file with the SEC a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (which Schedule 14D-1, Offer to Purchase and other documents, together with any further supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents before they are filed with the SEC or first published, sent or given to shareholders, and shall be given copies of any comment letters from the SEC regarding the Schedule 14D-1 and, to the extent practicable, the opportunity to participate in conversations with the SEC staff. The Schedule 14D-1 and all amendments thereto will comply in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     SECTION 1.2 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that: (i) its Board of Directors, at a meeting duly called and held on July 13-14, 1997, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer, the Axiohm Exchange, the Acquisition of

Purchaser and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Purchaser thereunder (provided, however, that subject to the provisions of Section 6.3 such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 6.3)); and (ii) Prudential Securities Incorporated (the "Financial Adviser"), has delivered to the Board of Directors of the Company its written opinion that the consideration to be received by holders of shares of Company Common Stock (other than Parent and its affiliates), consisting of the cash consideration to be received by such holders pursuant to the Offer and the shares of Company Common Stock to be retained by such holders following the consummation of the Axiohm Exchange, the Acquisition of Purchaser and the Merger, is fair to such holders from a financial point of view. The Company has been authorized by the Financial Adviser to permit, subject to prior review and consent by the Financial Adviser, the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the
Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a).

     (b) As soon as reasonably practicable on the date of filing by Parent and Purchaser of the Offer Documents with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendations of the Company's Board of Directors described in Section 1.2(a) and shall promptly mail the Schedule 14D-9 to the shareholders of the Company. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, and shall be given copies of any comment letters from the SEC regarding the Schedule 14D-9 and, to the extent practicable, the opportunity to participate in conversations with the SEC staff. The Schedule 14D-9 and all amendments thereto will comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. The Company, Parent and Purchaser each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     (c) In connection with the Offer, the Company shall promptly furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares, each as of a recent date, and shall promptly furnish Purchaser with such additional information (including but not limited to updated lists of shareholders, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Axiohm Exchange, the Acquisition of Purchaser and the Merger, as applicable, Parent and Purchaser (and their agents) shall hold in confidence the information contained in any of such labels and lists and, if this Agreement shall be terminated, will upon request promptly deliver to the Company or destroy all copies of such information then in their possession or control.


                                   ARTICLE II

              AXIOHM EXCHANGE, ACQUISITION OF PURCHASER AND MERGER

     SECTION 2.1 The Axiohm Exchange. (a) Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the date hereof, Purchaser shall commence the Axiohm Exchange by seeking to enter into stock purchase agreements ("Axiohm Purchase Agreements") with all holders of Parent Shares (the "Parent Holders"). Pursuant to the Axiohm Purchase Agreements, Purchaser shall attempt to purchase from the Parent Holders all Parent Shares held by such Parent Holders for an aggregate of 5,518,524 Shares of the Company Common Stock purchased by Purchaser in the Offer (the "Exchange Shares") plus an aggregate of $12,197,900 in cash (the "Exchange Cash") (the Exchange Shares and the Exchange Cash are hereinafter referred to collectively as the "Exchange Consideration"). The payment of the Exchange Shares shall be pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"). The aggregate value of the Exchange Consideration to be paid by Purchaser to each Parent Holder shall be in proportion to the percentage of outstanding Parent Shares which are held by such Parent Holder, provided, however, that Purchaser reserves the right to vary the relative amount of Exchange Shares and Exchange Cash to be received by each Parent Holder as a part of such Exchange Consideration. In the event that at the Axiohm Exchange Closing (as defined below) Purchaser does not have available the financing necessary to pay the entire amount of the Exchange Cash to the Parent Holders, then the aggregate Exchange Cash to be paid by Purchaser shall be reduced to $4,317,700 and the number of Exchange Shares to be transferred by Purchaser to the Parent Holders in the Axiohm Exchange shall be increased to an aggregate of 5,833,732 Shares. Except as set forth above, neither Parent nor Purchaser shall distribute or transfer any other amounts to the Parent Holders in connection with the transactions contemplated by this Agreement.

     (b) Effective Time of Axiohm Exchange. No later than 45 days after the satisfaction or waiver of the conditions set forth in Section 7.1 and immediately prior to the Effective Time, Purchaser and Parent shall cause the Axiohm Exchange to be consummated (the "Axiohm Exchange Closing").

     (c) Reduction in Exchange Consideration. Notwithstanding anything to the contrary contained herein, in the event that less than all of the Parent Shares are delivered to Purchaser pursuant to the Axiohm Exchange (whether directly or indirectly pursuant to Section 2.1(e)), the Exchange Consideration to be issued in the Axiohm Exchange shall be reduced proportionately.

     (d) Treatment of Parent Outstanding Options. At the Axiohm Exchange Closing, the Company shall cause all of the 1,583 Parent Outstanding Options (as defined in Section 4.2), all of which are held by one individual (the "Parent Option Holder"), to be replaced by an option to purchase an aggregate of 231,118 shares of Company Common Stock at an exercise price of $7.15 per share (the "Replacement Options"). The Replacement Options shall be issued to the Parent Option Holder pursuant to the Company's 1992 Stock Option Plan, as amended, or will otherwise be exempt under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended and, except as provided herein, shall contain such general provisions as are typically contained in the Company Outstanding Options. The options represented by the Replacement Option shall become exercisable ratably over four years, with 20% of such options exercisable upon the issuance thereof and an additional 20% to become exercisable on January 1 of each year thereafter, beginning with January 1, 1998. As soon as practicable after the issuance of the Replacement Options, the Company shall take all necessary actions to cause the shares of Company Common Stock to be issued upon exercise of the Replacement Options to be registered under the Act.

     (e) Indirect Exchange of Parent Shares. Notwithstanding anything to the contrary contained herein, Parent, Purchaser and the Company acknowledge and agree that (i) certain Parent Shares are owned by Dardel Technologies, S.A., a French corporation which is wholly-owned by two individuals (the "Dardel Holders") and (ii) provided that (A) Dardel has no liabilities other than liabilities which are offset by cash remaining in Dardel and no assets other than the Parent Shares and such cash, if any, and (B) the Company shall have received from the Dardel Holders indemnification with respect to any undisclosed liabilities of Dardel and any tax that arises from Purchaser's purchase of Dardel Shares rather than Parent Shares in the Axiohm Exchange, then, at the option of the Dardel Holders, Purchaser shall receive in the Axiohm Exchange all of the capital stock of Dardel (the "Dardel Shares") in exchange for Exchange Consideration, rather than receiving the Parent Shares directly from Dardel. In the event that the Dardel Holders elect to have Purchaser receive the Dardel Shares in place of the Parent Shares owned by Dardel, then (x) such Parent Shares shall not be exchanged in the Axiohm Exchange but rather will be beneficially owned by Purchaser following the Axiohm Exchange by virtue of Purchaser's ownership of the Dardel Shares, (y) the Dardel Holders, rather than Dardel, shall be considered "Parent Holders" for purposes of the Axiohm Exchange, and (z) the distribution of the Exchange Consideration to the Dardel Holders shall be, in the aggregate, based upon the number of Parent Shares owned by Dardel and will be divided among such Dardel Holders in proportion to their ownership of Dardel Shares immediately prior to the Axiohm Exchange.

     (f) Registration of Resales of Exchange Shares. (i) As soon as practicable following the Axiohm Exchange Closing, the Company shall (A) cause to be filed with the SEC, a registration statement on Form S-3 (the "Registration Statement") under the Act relating to the resale by the Parent Holders of the Exchange Shares, (B) use their reasonable best efforts to cause such Registration Statement to become effective at the earliest possible time, (C) in connection with the foregoing, file (I) all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become effective and (II) if applicable, a post-effective amendment to such Registration Statement pursuant to Rule 430A under the Act, (D) take any action (other than qualifying to do business in any jurisdiction in which it is not now qualified) required to be taken under any applicable state securities laws in connection with the resale of the Exchange Shares; and (E) prepare all documents, notices and announcements required in connection with the resale of such Exchange Shares, including the prospectus included in the Registration Statement (the "Prospectus"), and cause the Prospectus to be mailed to and otherwise made available to the Parent Holders.

     (ii) The Company shall cause the Registration Statement relating to the resale of the Exchange Shares to be continuously effective for a period of not less than two years.

     SECTION 2.2 Acquisition of Purchaser. Simultaneously with the Axiohm Exchange Closing, the Company and Parent hereby agree that the Company shall purchase from IPB and Parent shall cause IPB to sell to the Company all shares of the capital stock of Purchaser which are owned by IPB in exchange for the assumption by the Company, on a joint and several basis with Purchaser, of any and all obligations with respect to indebtedness incurred, or preferred stock issued, by Purchaser or IPB in connection with the Offer and the Axiohm Exchange, which obligations shall not exceed $199 million. The transactions contemplated by this Section 2.2 are referred to herein as the "Acquisition of Purchaser."

     SECTION 2.3 The Merger. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL, at the Effective Time (as defined in Section 2.3(b)), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"), with the name Axiohm Inc.

     (b) Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (the "Agreement of Merger") with the Secretary of State of the State of California, in such form as required by and executed in accordance with the relevant provisions of the CGCL (the date and time of the filing of the Agreement of Merger with the Secretary of State of the State of California (or such later time as is specified in the Agreement of Merger) being the "Effective Time").

     (c) Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the

Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     (d) Articles of Incorporation; By-Laws. (i) At the Effective Time and without any further action on the part of the Company and Purchaser, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the CGCL, shall be the Articles of Incorporation of the Surviving Corporation; provided, that, upon the consummation of the Merger, such Articles of Incorporation shall be amended in accordance with Section 1110(d) of the CGCL to change the name of the Surviving Corporation to Axiohm Inc.

     (ii) At the Effective Time and without any further action on the part of the Company and Purchaser, the By-Laws of Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Articles of Incorporation of the Surviving Corporation and as provided by law.

     (e) Directors and Officers. Subject to Section 6.1, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and, subject to Section 6.1, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

     (f) Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

     (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.3(f)(ii)) shall remain outstanding.

     (ii) Each share of Company Common Stock owned by Purchaser or any other direct or indirect wholly-owned subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time but after the Axiohm Exchange Closing, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

     (iii) Each share of common, preferred or other capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be cancelled, since such shares are then owned by the Company.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Purchaser and Parent that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to Purchaser and Parent on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III.

     SECTION 3.1 Organization and Standing; Subsidiaries. (a) Each of the Company and its subsidiaries whose business or assets are material to the Company (collectively, the "Company Subsidiaries," and, together with the Company, collectively the "Corporation") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on the Corporation. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that would be materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations of the Company and its subsidiaries taken as a whole. The Company has heretofore delivered to Purchaser accurate and complete copies of the Articles of Incorporation and By-Laws (or equivalent organization documents), as currently in effect, of the Company and each of the Company Subsidiaries. The Company Disclosure Schedule includes a list of each of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or its subsidiaries, as the case may be.

     (b) Each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation.

     SECTION 3.2 Capitalization of the Company. (a) The Company's entire authorized capital stock consists of 29,500,000 shares, of which 28,500,000 shares are classified as Company Common Stock, and 1,000,000 of which are classified as Preferred Stock, no par value (the "Preferred Stock"). As of the date hereof, there are no shares of Preferred Stock issued and outstanding, 7,994,402 shares of Company Common Stock issued and outstanding and 1,811,721 shares reserved for issuance in connection with the Company's stock option plans (of which options to purchase 315,825, 1,006,375 and 56,250 shares are outstanding under the Company's 1983 Stock Option Plan, 1992 Stock Plan and the Director Warrant Plan, respectively (the "Company Outstanding Options")). Except as set forth above or as contemplated in connection with the Financing (as defined herein) or by Annex B hereto, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of the Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries (including any rights issued or issuable under a shareholders rights plan or similar arrangement), and no obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of the Company Subsidiaries or other similar rights (with the securities listed in clauses (i) through (iv) referred to collectively as the "Corporation's Securities"), and (v) no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Corporation's Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity. The Company Disclosure Statement sets forth a list of all Company Outstanding Options and which such options are currently vested.

     (b) All of the outstanding capital stock of, or other ownership interests in, each of the Company Subsidiaries, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. There are no securities of the Company or any of the Company Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of the Company Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any of the Company Subsidiaries. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.

     (c) All issued and outstanding shares of the capital stock of the Company and each of the Company Subsidiaries (i) have been duly authorized and validly issued and are fully paid and non-assessable, free of any preemptive rights and
(ii) were issued in compliance with all applicable federal and state securities laws. The Company Outstanding Options have been duly authorized and validly issued and are in full force and effect.

     SECTION 3.3 Financial Statements; Exchange Act Filings. (a) The Company has heretofore delivered to the Purchaser copies of: (i) the Company's consolidated financial statements as of and for the years ended December 31, 1994, 1995 and 1996, which have been audited by KPMG Peat Marwick LLP, independent public accountants (the "Company Audited Financial Statements"), and
(ii) the Company's unaudited consolidated financial statements as of and for the three months ended March 31, 1997, (the "Company Unaudited Financial Statements"). The Company Audited Financial Statements and the Company Unaudited Financial Statements (collectively, the "Company Financial Statements") fairly present, in conformity with US GAAP (as defined in Section
9.3 hereof) applied on a consistent basis by the Company (except as may be indicated in the notes thereto) and in conformity with the SEC's Regulation S-X, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject in the case of any unaudited financial statements to normal recurring year-end audit adjustments, which are not expected to be material in amount). Since December 31, 1996, the Company has not made any changes in the accounting policies applied to the Company Audited Financial Statements, and no such changes are currently contemplated nor, to the best of the Company's knowledge, required under US GAAP or the SEC's Regulation S-X.

     (b) The Company has heretofore delivered to the Purchaser complete copies of all periodic reports, statements and other documents (including Exhibits thereto) that the Company has filed with the SEC under the Exchange Act since January 1, 1993 (collectively, the "Company SEC Reports"). All Company SEC Reports required to be filed with the SEC by the Company during such period were filed in a timely manner and complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. At the time filed with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), no Company SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.4 No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Company's consolidated balance sheet dated as of March 31, 1997, the Corporation had no material liabilities or obligations (whether accrued, absolute or contingent), including without limitation, any liabilities resulting from failure to comply with any law or any federal, state, local or foreign tax liabilities due or to become due whether (i) incurred in respect of or measured by income for any period ending on or prior to the close of business on such date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior thereto.

     SECTION 3.5 Absence of Certain Changes, Events or Conditions. Since January 1, 1997, other than as disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (i) the Company has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have a Material Adverse Effect on the Corporation, and (ii) there have been no events, changes or effects with respect to the Company and the Company Subsidiaries having or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation, and (iii) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with prior practice.

     SECTION 3.6 No Default. Neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or By-Laws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation.

     SECTION 3.7 Litigation, Etc. (i) There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets before any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") which, individually or in the aggregate, could have a Material Adverse Effect on the Corporation if decided adversely to the Corporation or could prevent or delay the consummation of the transactions contemplated by this Agreement, and (ii) neither the Company nor any of the Company Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future could have a Material Adverse Effect on the Corporation or could prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.8 Intellectual Property. (a) The Company or one of the Company Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Corporation as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on the Corporation (the "Company Intellectual Property Rights"). The Company Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks which the Company considers to be material to the business of the Corporation and which are included in the Company Intellectual Property Rights, including the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Company or any of the Company Subsidiaries is a party and pursuant to which any person is authorized to use any Company Intellectual Property Rights, and
(iii) all material licenses, sublicenses and other agreements as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Company Third Party Intellectual Property Rights") which are incorporated in or form a part of any Corporation product that is material to its business.

     (b) Neither the Company nor any of the Company Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or Company Third Party Intellectual Property Rights, the breach of which could have a Material Adverse Effect on the Corporation.

     (c) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of the Company Subsidiaries are valid and subsisting. Neither the Company nor any of the Company Subsidiaries (i) has been sued (or threatened with suit or notified of a claim) involving a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has any knowledge that the manufacturing, marketing, licensing or sale of its products or services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     SECTION 3.9 No Excess Parachute Payments; Section 162(m) of the Code. (i) The acceleration of the vesting of certain of the Company Outstanding Options which are owned by Walter S. Sobon, the Company's Chief Financial Officer, as a result of any of the transactions contemplated by this Agreement will not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) and (ii) the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Company Subsidiary under any contract, benefit plan, program, arrangement or understanding currently in effect.

     SECTION 3.10 Environmental Laws and Regulations. (i) The Company and each of the Company Subsidiaries is in compliance with all applicable Federal, state, foreign and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect on the Corporation, which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and
(ii) neither the Company nor any of the Company Subsidiaries has received written notice of, or is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that individually or in the aggregate would have a Material Adverse Effect on the Corporation.

     SECTION 3.11 Compliance. (i) The Company and each of the Company Subsidiaries holds all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, approvals and other authorizations which would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation; (ii) the Company and the Company Subsidiaries are in compliance with the terms of each of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Corporation, (iii) the businesses of the Company and the Company Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Corporation, and (iv) no investigation or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Material Adverse Effect on the Corporation.

     SECTION 3.12 Offer Documents; Registration Statement and Exchange Documents. (a) Neither the Schedule 14D-9, nor any of the information supplied by the Company in writing for inclusion in the Offer Documents, shall, at the respective times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Neither the Registration Statement nor the Exchange Documents, shall, at the respective times such Registration Statement or Exchange Documents or any amendments or supplements thereto are filed with the SEC and later become effective or are first published, sent or given to the holders of Parent Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the registration of Company Common Shares or the exchange by the holders of Parent Shares of such Parent Shares for the Exchange Consideration which has become false or misleading.

     Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective representatives in writing which is contained in the
Schedule 14D-9, the Registration Statement or the Exchange Documents.  The
Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 3.13 No Conflict With Other Documents. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or By-Laws (or similar governing documents) of the Company or of any of the Company Subsidiaries; (ii) trigger the rights of the Company or any of the Company Subsidiaries or any holder of the Corporation's Securities under any shareholder rights plan or similar arrangement; (iii) restrict any business combination between the Purchaser or any of its subsidiaries and the Company or any of its subsidiaries under the laws of the United States; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the material modification of, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (v) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, except in the case of (iv) or (v) for violations, breaches or defaults which could not, individually or in the aggregate, have a Material Adverse Effect on the Corporation.

     SECTION 3.14 Authority; Consents. (a) The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) Upon the satisfaction of all other conditions contained herein and the filing of the Agreement of Merger with the Secretary of State of the State of California, this Agreement will result in the valid, legally binding and enforceable statutory merger of Purchaser with and into the Company.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Entity or (ii) any individual, corporation or other entity (including any holder of the Corporation's Securities) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Registration Statement with the SEC in accordance with the Exchange Act, (B) the filing of the Agreement of Merger with the California Secretary of State, (C) satisfaction of all information and waiting period requirements of HSR and any regulations promulgated thereunder, (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state "blue sky" or securities laws and the securities laws of any foreign country, (E) those set forth in the Company Disclosure Schedule, and (F) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on the Corporation.

     SECTION 3.15 Contracts. Neither the Company nor any of the Company Subsidiaries is a party to or subject to: (i) any employment contract or independent contractor arrangements with any officer, consultant, director or employee or former employee or any other person; (ii) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or the like; (iii) any contract or agreement with any labor union; (iv) any contract, agreement, instrument or other document that would be required to be filed as an exhibit to a Registration Statement on Form S-1 were the Company or any of the Company Subsidiaries to file such a Registration Statement on the date of this Agreement; (v) any contract, agreement, instrument or other document not entered into by the Company or any of the Company Subsidiaries in the ordinary course of business, under which the Company or any of the Company Subsidiaries is required to make annual payments to any third party in excess of $100,000; or (vi) any agreement, voting trust, understanding or arrangement, written or oral, concerning the election of directors. Neither the Company nor any of the Company Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment referred to in the prior sentence ("Company Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company or any of the Company Subsidiaries under any Company Material Contract. Each Company Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company or any of the Company Subsidiaries pursuant to the Company Material Contract.

     SECTION 3.16 Customers and Suppliers. Neither the Company nor any of the Company Subsidiaries has received notice that, nor do any of them have knowledge or any reason to believe that, any customer that represented 5% or more of the Company's consolidated revenues in any of the past three years will not continue to do business with the Company or the Company Subsidiaries at volumes consistent with past practices subsequent to the Offer, the Axiohm Exchange, the Acquisition of Purchaser and the Merger. No entity which is now supplying, or during 1996 supplied, to the Company or the Company Subsidiaries products and services has reduced or otherwise discontinued, or threatened to reduce or discontinue, supplying such items to the Company or the Company Subsidiaries on reasonable terms, except for such reductions or discontinuations which would not have a Material Adverse Effect on the Corporation.

     SECTION 3.17 Tax Matters. (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) The Company and the Company Subsidiaries have accurately prepared and timely filed or will accurately prepare and timely file all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the Effective Time ("Returns") relating to any and all Taxes concerning or attributable to the Company, any of the Company Subsidiaries or any of their operations or assets, and such Returns are and will be true and correct in all material respects and have been or will be completed in all material respects in accordance with applicable law; and copies of all Returns of the Company and the Company Subsidiaries for the past three years have been or will be provided by the Company to Purchaser.

     (c) The Company and each of the Company Subsidiaries as of the Effective
Time: (i) will have paid all Taxes any of them is required to pay prior to the Effective Time (other than those being contested in good faith); (ii) will have properly reflected on its books and records an accrual for all Taxes payable at the Effective Time; (iii) will have withheld with respect to their employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld; and (iv) will have collected all sales and use taxes on account of sales by the Company or any Company Subsidiary or use of any of their products, except in each instance where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on the Corporation.

     (d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of the Company Subsidiaries that is not reflected as a liability on the Company Financial Statements nor has the Company or any of the Company Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     SECTION 3.18 Pension and Employee Benefit Plans. (a) The Company has set forth on the Company Disclosure Schedule all employee benefit plans (including "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and all other programs or arrangements intended to provide employee benefits, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of the Company Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate") (together, the "Company Employee Plans").

     (b) With respect to each Company Employee Plan, the Company has made or will make available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) such Company Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan and (iv) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA.

     (c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company there exists no condition or set of circumstances, in connection with which the Company or any subsidiary of the Company could be subject to any liability under ERISA, the Code or any other applicable law that is reasonably likely to have a Material Adverse Effect on the Corporation.

     (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with US GAAP on the Company Financial Statements.

     (e) Except as set forth on the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any oral or written
(i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of the Company or any of the Company Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iii) agreement with any officer providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof, providing for the payment of compensation in excess of $100,000 per annum or providing for severance benefits or other benefits upon or following termination of employment, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (f) Each of the Company Employee Plans which is intended to qualify under
Section 401 of the Code is designated on the Company Disclosure Schedule as being a qualified plan (the Plans so designated being hereinafter referred to as the "Company Qualified Plans"). Each Company Qualified Plan is qualified under
Section 401(a) of the Code and, unless the Company Qualified Plan is a standardized form or paired plan (as defined in Revenue Procedure 97-6) each Parent Qualified Plan is the subject of a currently effective determination letter from the IRS confirming such qualification. True and correct copies of the most recent determination letters from the IRS with respect to the Company Qualified Plans which were issued after the effective date of ERISA have been or will be delivered to the Purchaser. With respect to each Company Qualified Plan, the Company has not obtained a waiver of any minimum funding requirements imposed by ERISA or the Code in respect of such Company Qualified Plan, and has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any such Company Qualified Plan. As of the date hereof, the funding of all Parent Qualified Plans complies with ERISA and all applicable laws. No "reportable event," as such term is defined in ERISA and in regulations issued thereunder, has occurred with respect to any of the Company Qualified Plans since the effective date of ERISA (other than as a result of this Agreement).

     (g) The Company has identified to the Purchaser which, if any, of the Company Employee Plans are multi-employer pension plans (as defined by ERISA) and the number of employees of the Corporation who participated in multi-employer plans during the year ended December 31, 1996. Since April 29, 1980, neither the Company nor any of the Company Subsidiaries has, with respect to any multi-employer plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" (as such terms are defined by ERISA) nor has the Company engaged in any transaction that would be deemed to avoid or evade liabilities related to such withdrawal.

     SECTION 3.19 Foreign Corrupt Practices Act. Neither the Company nor any of the Company Subsidiaries, nor, to the Company's knowledge, any director, officer, agent, employee, consultant, or any other person associated with or acting on behalf of any of them, has engaged or is engaged in any course of conduct, or is a party to any agreement or involved in any transaction, which has or would give rise to a violation of the Foreign Corrupt Practices Act of 1977 or any other United States statute or regulation governing the conduct of business abroad by United States corporations and their subsidiaries.

     SECTION 3.20 No Pending Transactions. (a) Except for the transactions contemplated by this Agreement and the acquisition agreements or negotiations described on the Company Disclosure Statement or in the Company's SEC Reports, neither the Company nor any of the Company Subsidiaries is a party to or bound by or the subject of any agreement, undertaking, commitment or discussion with another party with respect to a proposal or offer for a merger, consolidation, business combination, or a sale of substantial assets, or sale or acquisition of at least 15% of the outstanding of shares of capital stock of the Company or a Company Subsidiary (including without limitation by way of a tender offer or similar transactions involving the Company, other than the transactions contemplated by this Agreement) (any of the foregoing transactions being referred to in this Agreement as an "Acquisition Transaction").

     (b) Neither of the Company nor any of the Company Subsidiaries has entered into or effectuated any new or amended agreements with any other person or entity or otherwise has taken any action, including, without limitation, the declaration or payment of any dividend or distribution on the Company Common Stock, which would have the effect of impairing the ability of Purchaser or the Company to consummate the Offer, the Axiohm Exchange, the Acquisition of Purchaser or the Merger or otherwise diminishes the expected economic value to Purchaser of the transactions contemplated by this Agreement.

     SECTION 3.21 Transactions with Affiliates. Neither the Company nor any of the Company Subsidiaries is a party to any transaction with any (i) current or former officer or director of the Company or any of the Company Subsidiaries, or
(ii) any parent, spouse, child, brother, sister or other family relation of any such officer or director or (iii) any corporation, partnership or other entity of which any such officer or director or any such family relation is an officer, director, partner or greater than 10% shareholder (based on percentage ownership of voting stock) or (iv) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Act), including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

     SECTION 3.22 Opinion of Financial Advisor. Prudential Securities Incorporated has delivered to the Company its written opinion dated the date of this Agreement that the consideration to be received by the holders of shares of Company Common Stock (other than Parent or its affiliates), consisting of the cash consideration to be received by such holders pursuant to the Offer and the shares of Company Common Stock to be retained by such holders following the consummation of the Axiohm Exchange, the Acquisition of Purchaser and the Merger is fair to such holders from a financial point of view.

     SECTION 3.23 Brokers. No broker, finder or investment banker (other than Prudential Securities Incorporated, the engagement letter with which is attached as Section 3.23 of the Company Disclosure Schedule) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Parent and Purchaser to the Company on or before the date of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this
Article IV.

     SECTION 4.1 Organization and Standing; Subsidiaries. (a) Each of Parent, and its subsidiaries whose business or assets are material to Parent (collectively, the "Parent Subsidiaries", and, together with Parent, collectively "Axiohm") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Axiohm. When used in connection with Parent or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that would be materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations of Parent and its subsidiaries taken as a whole. Parent has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation and By-Laws (or equivalent organization documents), as currently in effect, of Parent and each of the Parent Subsidiaries. The Parent Disclosure Schedule includes a list of each of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Parent or its subsidiaries, as the case may be.

     (b) Each of Parent, and the Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Axiohm.

     SECTION 4.2 Capitalization of Parent. (a) Parent's entire authorized capital stock consists of 42,723 shares which are classified as common stock, with a par value of 500 French Francs per share ("Parent Common"). As of the date hereof, there are 41,140 shares of Parent Common issued and outstanding and 1,583 shares reserved for issuance in connection with options awarded under that certain Plan for Application for Shares in Axiohm (all of which options are outstanding (the "Parent Outstanding Options")). Except as set forth above, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any of the Parent Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of Parent (iii) no options, warrants or other rights to acquire from Parent or any of the Parent Subsidiaries (including any rights issued or issuable under a shareholders rights plan or similar arrangement), and no obligations of Parent or any of the Parent Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, (iv) no equity equivalents, interests in the ownership or earnings of Parent or any of the Parent Subsidiaries or other similar rights (with the securities listed in clauses (i) through (iv) referred to collectively as "Axiohm's Securities"), and
(v) no outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any of Axiohm's Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity. The Parent Disclosure Statement sets forth a list of all Parent Outstanding Options, which such options are currently vested and which such options will vest as a result of the transactions contemplated by this Agreement.

     (b) All of the outstanding capital stock of, or other ownership interests in, each of the Parent Subsidiaries, is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). Except as contemplated in connection with the Financing, there are no securities of Parent or any of the Parent Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or any of the Parent Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any of the Parent Subsidiaries. There are no outstanding contractual obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

     (c) All issued and outstanding shares of the capital stock of Parent and each of the Parent Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, free of any preemptive rights. The Parent Outstanding Options have been duly authorized and validly issued and are in full force and effect.

     SECTION 4.3 Financial Statements. Parent has heretofore delivered to the Purchaser copies of: (i) Parent's consolidated financial statements as of and for the years ended December 31, 1995 and 1996, which have been audited by Price Waterhouse, LLP, independent public accountants (the "Parent Audited Financial Statements"), and (ii) Parent's unaudited consolidated financial statements as of and for the three months ended March 31, 1997, (the "Parent Unaudited Financial Statements"). The Parent Audited Financial Statements and Parent Unaudited Financial Statements (collectively, the "Parent Financial Statements") fairly present, in conformity with US GAAP, applied on a consistent basis by Parent (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject in the case of any unaudited financial statements to normal recurring year-end audit adjustments, which are not expected to be material in amount). Since December 31, 1996, Parent has not made any changes in the accounting policies applied to the Parent Audited Financial Statements, and no such changes are currently contemplated nor, to the best of Parent's knowledge, required under US GAAP.

     SECTION 4.4 No Undisclosed Liabilities. (a) Except as and to the extent reflected or reserved against in Parent's consolidated balance sheet dated as of March 31, 1997, at the date of such statements, Axiohm had no material liabilities or obligations (whether accrued, absolute or contingent), including without limitation, any liabilities resulting from failure to comply with any law or any federal, state, local or foreign tax liabilities due or to become due whether (i) incurred in respect of or measured by income for any period ending on or prior to the close of business on such date, or (ii) arising out of transactions entered into, or any state of facts existing, on or prior thereto.

     SECTION 4.5 Absence of Certain Changes, Events or Conditions. Since January 1, 1997, other than as described on Parent's consolidated balance sheet dated as of March 31, 1997, (i) Parent has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have a Material Adverse Effect on Parent, and (ii) there have been no events, changes or effects with respect to Parent and the Parent Subsidiaries having or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (iii) Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with prior practice.

     SECTION 4.6 No Default. Neither Parent nor any of the Parent Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or By-Laws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, any of the Parent Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Axiohm.

     SECTION 4.7 Litigation, Etc. (i) There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could have a Material Adverse Effect on Axiohm if decided adversely to Axiohm or could prevent or delay the consummation of the transactions contemplated by this Agreement, and (ii) neither Parent nor any of the Parent Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future could have a Material Adverse Effect on Axiohm or could prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 4.8 Intellectual Property. (a) Parent or one of the Parent Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Axiohm as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on Axiohm (the "Parent Intellectual Property Rights"). The Parent Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks which Parent considers to be material to the business of Axiohm and which are included in the Parent Intellectual Property Rights, including the jurisdictions in which each such Parent Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Parent or any of the Parent Subsidiaries is a party and pursuant to which any person is authorized to use any Parent Intellectual Property Rights, and (iii) all material licenses, sublicenses and other agreements as to which Parent or any of the Parent Subsidiaries is a party and pursuant to which Parent or any of the Parent Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Parent Third Party Intellectual Property Rights") which are incorporated in or form a part of any Axiohm product that is material to its business.

     (b) Neither Parent nor any of the Parent Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Parent Intellectual Property Rights or Parent Third Party Intellectual Property Rights, the breach of which could have a Material Adverse Effect on Axiohm.

     (c) To Parent's knowledge, all patents, registered trademarks, service marks and copyrights held by Parent or any of the Parent Subsidiaries are valid and subsisting. Neither Parent nor any of the Parent Subsidiaries (i) has been sued (or threatened with suit or notified of a claim) involving a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has any knowledge that the manufacturing, marketing, licensing or sale of its products or services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     SECTION 4.9 Environmental Laws and Regulations. (i) Parent and each of the Parent Subsidiaries is in compliance with all applicable Environmental Laws, except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect on Axiohm, which compliance includes, but is not limited to, the possession by Parent and the Parent Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and (ii) neither Parent nor any of the Parent Subsidiaries has received written notice of, or is the subject of, any Environmental Claim that individually or in the aggregate would have a Material Adverse Effect on Axiohm.

     SECTION 4.10 Compliance. (i) Parent and each of the Parent Subsidiaries holds all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, approvals and other authorizations which would not, individually or in the aggregate, have a Material Adverse Effect on Axiohm; (ii) Parent and the Parent Subsidiaries are in compliance with the terms of each of the Parent Permits, except where the failure so to comply would not have a Material Adverse Effect on Axiohm; (iii) the businesses of Parent and the Parent Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Axiohm, and (iv) no investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or, to the best knowledge of Parent, threatened, nor, to the best knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes will not have a Material Adverse Effect on Axiohm.

     SECTION 4.11 Offer Documents; Registration Statement and Exchange Documents. Neither the Schedule 14D-1, nor the Offer Documents, shall, at the respective times such Schedule 14D-1, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied in writing by Parent or Purchaser for inclusion in the Registration Statement or the Exchange Documents, shall, at the respective times such Registration Statement or Exchange Documents or any amendments or supplements thereto are filed with the SEC and later become effective or are first published, sent or given to the holders of Parent Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the subject matter thereof which has become false or misleading.

     Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any of its representatives in writing which is contained in the Schedule 14D-1 or the Offer Documents. The Schedule 14D-1 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 4.12 No Conflict With Other Documents. Neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or By-Laws (or similar governing documents) of Parent or of any of the Parent Subsidiaries; (ii) trigger the rights of Parent or any of the Parent Subsidiaries or any holder of Axiohm's Securities under any shareholder rights plan or similar arrangement; (iii) restrict any business combination between the Purchaser or any of its subsidiaries and Parent or any of its subsidiaries; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the material modification of, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (v) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of the Parent Subsidiaries or any of their respective properties or assets, except in the case of (iv) or (v) for violations, breaches or defaults which could not, individually or in the aggregate, have a Material Adverse Effect on Axiohm.

     SECTION 4.13 Authority; Consents. (a) Each of Parent and Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Parent's and Purchaser's Board of Directors and no other corporate proceedings on the part of Parent, Purchaser or any of the other Parent Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Entity or (ii) any individual, corporation or other entity (including any holder of Axiohm's Securities) is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Registration Statement with the SEC in accordance with the Exchange Act, (B) the filing of the Agreement of Merger with the California Secretary of State, (C) satisfaction of all information and waiting period requirements of the HSR Act and any regulations promulgated thereunder, (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state "blue sky" or securities laws and the securities laws of any foreign country, (E) those set forth in the Parent Disclosure Schedule, and (F) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Axiohm.

     SECTION 4.14 Contracts. Neither Parent nor any of the Parent Subsidiaries is a party to or subject to: (i) any employment contract or independent contractor arrangements with any officer, consultant, director or employee or former employee or any other person; (ii) any plan or contract or arrangement providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or the like; (iii) any contract or agreement with any labor union; (iv) any contract, agreement, instrument or other document that would be required to be filed as an exhibit to a Registration Statement on Form S-1 were Parent or any of the Parent Subsidiaries to file such a Registration Statement on the date of this Agreement; (v) any contract, agreement, instrument or other document not entered into by Parent or any of the Parent Subsidiaries in the ordinary course of business, under which Parent or any of the Parent Subsidiaries is required to make annual payments to any third party in excess of $100,000; or (vi) any agreement, voting trust, understanding or arrangement, written or oral, concerning the election of directors. Neither Parent nor any of the Parent Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment referred to in the prior sentence ("Parent Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Parent or any of the Parent Subsidiaries under any Parent Material Contract. Each Parent Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent or any of the Parent Subsidiaries pursuant to the Parent Material Contract.

     SECTION 4.15 Customers and Suppliers. Neither Parent nor any of the Parent Subsidiaries has received notice that, nor do any of them have knowledge or any reason to believe that, any customer that represented 5% or more of Parent's consolidated revenues in any of the past three years will not continue to do business with Parent or the Parent Subsidiaries at volumes consistent with past practices subsequent to the Offer, the Axiohm Exchange, the Acquisition of Purchaser and the Merger. No entity which is now supplying, or during 1996 supplied, to Parent or the Parent Subsidiaries products and services has reduced or otherwise discontinued, or threatened to reduce or discontinue, supplying such items to Parent or the Parent Subsidiaries on reasonable terms, except for such reductions or discontinuations which would not have a Material Adverse Effect on Axiohm.

     SECTION 4.16 Tax Matters. (a) Parent and the Parent Subsidiaries have accurately prepared and timely filed or will accurately prepare and timely file all material federal, state, local and foreign Returns, required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to Parent, any of the Parent Subsidiaries or any of their operations or assets, and such Returns are and will be true and correct in all material respects and have been or will be completed in all material respects in accordance with applicable law; and copies of all Returns of Parent and the Parent Subsidiaries for the past three years have been or will be provided by Parent to the Company.

     (b)  Parent and each of the Parent Subsidiaries as of the Effective Time:
(i) will have paid all Taxes any of them is required to pay prior to the Effective Time (other than those being contested in good faith); (ii) will have properly reflected on its books and records an accrual for all Taxes payable at the Effective Time; (iii) will have withheld with respect to their employees all applicable foreign, federal and state income taxes including, if applicable, FICA and FUTA, and other Taxes required to be withheld; and (iv) will have collected all sales and use taxes on account of sales by Parent or any Parent Subsidiary or use of any of their products, except in each instance where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on Axiohm.

     (c) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of the Parent Subsidiaries that is not reflected as a liability on the Parent Financial Statements nor has Parent or any of the Parent Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     SECTION 4.17 Pension and Employee Benefit Plans. (a) Parent has set forth on the Parent Disclosure Schedule all employee benefit plans (including "employee benefit plans" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and all other programs or arrangements intended to provide employee benefits, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Parent or any of the Parent Subsidiaries or any trade or business (whether or not incorporated) which is an ERISA Affiliate (together, the "Parent Employee Plans").

     (b) With respect to each Parent Employee Plan, Parent has made or will make available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS for benefit plans subject to ERISA, (ii) such Parent Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Parent Employee Plan and (iv) the most recent actuarial report or valuation relating to a Parent Employee Plan subject to Title IV of ERISA.

     (c) With respect to Parent Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Parent there exists no condition or set of circumstances, in connection with which Parent or any subsidiary of Parent could be subject to any liability under ERISA, the Code or any other applicable law that is reasonably likely to have a Material Adverse Effect on Axiohm.

     (d) With respect to the Parent Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with local accounting principles and practices.

     (e) Except as set forth on the Parent Disclosure Schedule, provided for in this Agreement, neither Parent nor any of the Parent Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Parent or any of the Parent Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent of the nature contemplated by this Agreement, (iii) agreement with any officer providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof, providing for the payment of compensation in excess of $100,000 per annum or providing for severance benefits or other benefits upon or following termination of employment, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (f)  Each of the Parent Employee Plans which is intended to qualify under
Section 401 of the Code is designated on the Parent Disclosure Schedule as being a qualified plan (the Plans so designated being hereinafter referred to as the "Parent Qualified Plans"). Each Parent Qualified Plan is qualified under
Section 401(a) of the Code and, unless the Parent Qualified Plan is a standardized form of paired plan (as defined in Revenue Procedure 97-6) each Parent Qualified Plan is the subject of a currently effective determination letter from the IRS confirming such qualification. True and correct copies of the most recent determination letters from the IRS with respect to the Parent Qualified Plans which were issued after the effective date of ERISA have been or will be delivered to the Purchaser. With respect to each Parent Qualified Plan, Parent has not obtained a waiver of any minimum funding requirements imposed by ERISA or the Code in respect of such Parent Qualified Plan, and has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any such Parent Qualified Plan. As of the date hereof, the funding of all Parent Qualified Plans complies with ERISA and all applicable laws. No "reportable event," as such term is defined in ERISA and in regulations issued thereunder, has occurred with respect to any of the Parent Qualified Plans since the effective date of ERISA (other than as a result of this Agreement).

     (g) Parent has identified to the Purchaser which, if any, of the Parent Employee Plans are multi-employer pension plans (as defined by ERISA) and the number of employees of Axiohm who participated in multi-employer plans during the year ended December 31, 1996. Since April 29, 1980, neither Parent nor any of the Parent Subsidiaries has, with respect to any multi-employer plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal" (as such terms are defined by ERISA) nor has Parent engaged in any transaction that would be deemed to avoid or evade liabilities related to such withdrawal.

     SECTION 4.18 Foreign Corrupt Practices Act. Neither Parent nor any of the Parent Subsidiaries, nor to Parent's or Purchaser's knowledge, any director, officer, agent, employee, consultant, or any other person associated with or acting on behalf of any of them, has engaged or is engaged in any course of conduct, or is a party to any agreement or involved in any transaction, which has or would give rise to a violation of the Foreign Corrupt Practices Act of 1977 or any other United States statute or regulation governing the conduct of business abroad by United States corporations and their subsidiaries.

     SECTION 4.19 No Pending Transactions. (a) Except for the transactions contemplated by this Agreement and the acquisition agreements or negotiations described on the Parent Disclosure Statement, neither Parent nor any of the Parent Subsidiaries is a party to or bound by or the subject of any Acquisition Transaction.

     (b) Neither of Parent nor any of the Parent Subsidiaries has entered into or effectuated any new or amended agreements with any other person or entity or otherwise has taken any action including, without limitation, the declaration or payment of any dividend or distribution on the Parent Shares, which would have the effect of impairing the ability of Purchaser or Parent to consummate the Offer, the Axiohm Exchange, the Acquisition of Purchaser or the Merger or otherwise diminishes the expected economic value to the Company of the transactions contemplated by this Agreement.

     SECTION 4.20 Transactions with Affiliates. Except as disclosed on the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is a party to any transaction with any (i) current or former officer or director of Parent or any of the Parent Subsidiaries, or (ii) any parent, spouse, child, brother, sister or other family relation of any such officer or director or
(iii) any corporation, partnership or other entity of which any such officer or director or any such family relation is an officer, director, partner or greater than 10% shareholder (based on percentage ownership of voting stock) or (iv) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Act) including, without limitation, any transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

     SECTION 4.21 Brokers. No broker, finder or investment banker (other than Lehman Brothers, a copy of the engagement letter with which Parent has heretofore delivered to the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

     SECTION 4.22 Financing. Parent and Purchaser have received, and have furnished to the Company true and complete copies of, financing commitment letters from Lehman Brothers Inc. and its affiliates (collectively, "Lehman Brothers") dated July 11, 1997 (such letters being referred to collectively herein as the "Financing Letter" and the financings contemplated thereby being referred to collectively herein as the "Financing"). The aggregate proceeds of the Financing will be sufficient to acquire the Specified Number of Shares in the Offer (as amended pursuant to Section 1(a) hereof) and to pay the Exchange Cash in the Axiohm Exchange. The Financing Letter has not been amended, modified or revoked as of the date hereof.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement, during the period from the date hereof to the earlier of termination of this Agreement or the Effective Time, the Company agrees to conduct its business and that of its subsidiaries only in the ordinary course of business consistent with past practice and to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization (including the services of its existing employees) and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Date. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, neither the Company nor any of its subsidiaries will, without the prior written consent of the Purchaser:

     (a)  amend or propose to amend its Articles of Incorporation or By-Laws;

     (b) (i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except shares of Company Common Stock issuable upon exercise of the Company Outstanding Options or (ii) amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of the Company's subsidiaries;

     (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business consistent with past practice, and except for obligations of wholly-owned subsidiaries of it; (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to wholly-owned subsidiaries of it or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of its capital stock or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

     (e) except as may be required by law or as contemplated by this Agreement or described on the Company Disclosure Schedule, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer, employee or former employee or independent contractor in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to it and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

     (f) acquire, sell, lease, license to others or dispose of any assets outside the ordinary course of business which individually or in the aggregate are material to the Corporation, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Corporation;

     (g) except as may be required as a result of a change in law or in US GAAP, change any of the accounting principles or practices used by it;

     (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (i) (i) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, other than as specifically described on the Company Disclosure Schedule; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to it; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of

$250,000 or, in the aggregate, are in excess of $2,500,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

     (j) make any tax election or settle or compromise any income tax liability material to the Company;

     (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by the Company Financial Statements and the Company Subsidiaries or incurred in the ordinary course of business consistent with past practice or customary fees and expenses relating to the transactions contemplated by this Agreement;

     (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

     (m) take, or agree in writing or otherwise to take, any of the actions described in this Section 5.1(a) through 5.1(l) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

     SECTION 5.2 Maintenance of Cash. From the date hereof until the consummation of the Offer, the Company shall cause approximately $45 million to be maintained in its existing investments and, upon maturity of such investments, to invest such sums in municipal instruments with a rating of BBB or better (together, "Company Investments"). From the consummation of the Offer until the Effective Time, the Company shall cause approximately $33 million to be maintained in Company Investments.

     SECTION 5.3 Conduct of Business of Parent Pending the Merger. Except as contemplated by this Agreement, during the period from the date hereof to the earlier of termination of this Agreement or the Effective Time, Parent agrees to conduct its business and that of its subsidiaries only in the ordinary course of business consistent with past practice and to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization (including the services of its existing employees) and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Date. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

     (a) amend or propose to amend its Articles of Incorporation or By-Laws (or equivalent organizational documents); provided, however, that IPB may amend its Articles of Incorporation or

By-Laws in any manner as may be necessary in connection with the transactions contemplated hereby or by Financing Letter;

     (b) except as contemplated in connection with the Financing, (i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except shares of Company Common Stock issuable upon exercise of the Parent Options or (ii) amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of Parent's subsidiaries, except as otherwise contemplated in the Financing Letter;

     (d) except for the Financing contemplated by the Financing Letter, (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business consistent with past practice, and except for obligations of wholly-owned subsidiaries of it; (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to wholly-owned subsidiaries of it or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of its capital stock or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

     (e) except as may be required by law or as contemplated by this Agreement or described on the Parent Disclosure Schedule, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer, employee or former employee or independent contractor in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to it and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

     (f) acquire, sell, lease, license to others or dispose of any assets outside the ordinary course of business which individually or in the aggregate are material to Axiohm, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to Axiohm;

     (g) except as may be required as a result of a change in law or in US GAAP, change any of the accounting principles or practices used by it;

     (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (i) (i) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, other than as specifically described on the Parent Disclosure Schedule; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to it; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $2,500,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

     (j) make any tax election or settle or compromise any income tax liability material to Parent;

     (k) except as contemplated in the Financing Letter and the engagement letters between Parent, Purchaser, IPB and Lehman Brothers dated May 22, 1997 and dated July 11, 1997, (collectively, the "Engagement Letter") pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by the Parent Financial Statements or incurred in the ordinary course of business consistent with past practice, or customary fees and expenses relating to the transactions contemplated by this Agreement;

     (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

     (m) take, or agree in writing or otherwise to take, any of the actions described in this Section 5.2(a) through 5.2(l) or any action which would make any of the representations or warranties of Parent or Purchaser contained in this Agreement untrue or incorrect as of the date when made.

     SECTION 5.4 Conduct of Business of Purchaser Pending the Merger. During the period from the date of this Agreement to the Effective Time, Purchaser shall not engage in any activities of any nature except as provided in or contemplated by this Agreement, the Financing Letter or the Engagement Letter.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Company Board Representation; Co-Chairmen of the Board of Directors; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, the Company shall use all reasonable efforts (i) to cause its Bylaws to be amended to increase the number of directors of the Company from five (5) to seven (7); (ii) to cause three individuals designated by Purchaser to be elected to the Board of Directors of the Company, including securing the resignation of an incumbent director; (iii) to cause two of such Purchaser's designees as Purchaser shall identify to be Co-Chairmen of the Company's Board of Directors, including securing the resignation of the Company's current Chairman of the Board of Directors from such position. Additionally, at such time, the Company will use all reasonable efforts to cause the persons designated by Purchaser to be appointed to (x) each committee of the Board of Directors of the Company (including the Compensation Committee), (y) each board of directors of each domestic subsidiary of the Company and (z) each committee of each such board, in each case to the extent permitted by law or as may be required to comply with Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 as amended, Nasdaq requirements or Section 162(m) of the Code and other applicable IRS regulations. Until the Effective Time and except as otherwise required hereby, the Company shall use all reasonable efforts to ensure that all the members of the Board of Directors of the Company as of the date hereof who are not employees of the Company shall remain members of the Board of Directors of the Company.

     (b) The Company's obligations to appoint Purchaser's designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.1 and shall include in the Schedule 14D-9 or a separate Rule 14f-1 information statement provided to shareholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 6.1. Parent or Purchaser will supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Purchaser's designees pursuant to this Section 6.1 and prior to the Effective Time, any amendment (or recommendation thereof) by the Board of Directors of the Company of this Agreement or the Articles of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or waiver of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company hereunder, will require the concurrence of a majority of the directors of the Company then in office who are not designated by Purchaser.

     SECTION 6.2 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, each of the Company and Parent shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the other, reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish such with such financial, operating and other data and information as the Parent or the Company, as the case may be, through its officers, employees or agents may from time to time reasonably request.

     (b) Each of Parent and Purchaser will hold and will cause its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated in this Agreement in accordance with the provisions of the letter dated April 2, 1997 between Parent and the Company (the "Parent Confidentiality Agreement").

     (c) The Company will hold and will cause its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning Parent and its subsidiaries (including Purchaser) furnished to the Company in connection with the transactions contemplated in this Agreement in accordance with the provisions of the letter dated May 6, 1997 between the Company and the Parent (the "Company Confidentiality Agreement").

     (d) No investigation pursuant to this Section 6.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (e) The Company will use reasonable efforts to cause its executive officers and employees to assist the proposed lenders, underwriters or initial purchasers (the "Proposed Financiers") of the permanent financing proposed to be incurred or assumed by the Company and/or its subsidiaries at or following the Effective Time. Such assistance shall be reasonably requested by the Proposed Financiers and shall include, without limitation: (i) assistance in preparing offering memoranda, syndication materials or other selling or marketing materials, (ii) attendance at meetings with prospective investors, including a customary "roadshow" as may be determined by the Proposed Financiers and (iii) making available or directing the assistance of the Company's auditors, counsel and/or other advisors or agents, including the preparation of financial statements and "comfort letters."

     SECTION 6.3 No Solicitation of Transactions. From and after the date of this Agreement until the earlier of the Effective Time of the Merger or the termination of this Agreement in accordance with its terms, the Company, its affiliates and their respective officers, directors, employees, representatives and agents (i) shall cease (and not reopen except as permitted herein) any existing discussions or negotiations, if any, with any parties with respect to any acquisition (other than the transactions contemplated by this Agreement) of all or any material portion of the assets of, or any equity interest in, the Company or any of the Company Subsidiaries or any business combination with the Company or any of the Company Subsidiaries and (ii) shall not, directly or indirectly, (A) solicit or initiate discussions, or, except with respect to a Superior Proposal (as defined below) received by the Company, engage in negotiations with any person or, except with respect to a Superior Proposal received by the Company, take any other action intended, designed or reasonably likely to facilitate the efforts of any person, other than Parent and Purchaser, relating to the possible acquisition of the Company or any of the Company Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (B) except with respect to a Superior Proposal received by the Company, and provided that the Company has required the party submitting the Superior Proposal to execute a non-disclosure agreement comparable to the Confidentiality Agreement, provide non-public information with respect to the Company or any of the Company Subsidiaries to any person, other than Parent and Purchaser, relating to the possible acquisition of the Company or any of the Company Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (C) enter into an agreement with any person, other than Parent and Purchaser, providing for the possible acquisition of the Company or any of the Company Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or (D) except with respect to a Superior Proposal received by the Company, make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of the Company Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its or their capital stock or assets by any person, other than by Parent and Purchaser or withdraw or modify the recommendation by the Company's Board or Directors with respect to the Offer, this Agreement, the Axiohm Exchange, the Acquisition of Purchaser and the Merger. A "Superior Proposal" shall mean a written proposal that has not been solicited by the Company following the date of this Agreement relating to the possible acquisition of the Company or any of the Company Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person other than by Parent or Purchaser, which proposal is, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its legal and financial advisors, on financial and other terms more favorable to the shareholders of the Company than the terms of the Offer, the Axiohm Exchange, the Acquisition of Purchaser and the Merger, collectively, and which is made by a party that can reasonably be expected to consummate the transaction on the terms proposed. If the Company or any of its subsidiaries receives any offer or proposal to enter negotiations relating to any of the above, the Company shall as promptly as practicable, notify Parent or Purchaser thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and provide Parent or Purchaser with the same information (if any) the Company provides to the party making the Superior Proposal. Notwithstanding the foregoing, following the receipt of an offer or proposal that the Board of Directors of the Company, in the exercise of its reasonable good faith judgement, after consultation with its legal and financial advisors, deems to be a Superior Proposal, the Company may terminate this Agreement under Section 8.1(d) (subject to the Company's obligations pursuant to Section 8.3) and accept such Superior Proposal, and the Board of Directors of the Company may approve or recommend (and, in connection therewith, withdraw or modify its approval and recommendation of the Offer, this Agreement, the Axiohm Exchange, the Acquisition of Purchaser and the Merger).

     SECTION 6.4 Stock Options. The parties hereto agree to take all actions with respect to the Company Outstanding Options as are described on Annex B hereto and to cause each of the following executives of the Company (collectively, the "Executives") to execute the agreements contemplated by Annex B, which are in a form reasonably acceptable to Parent and the Company, with respect to the Company Outstanding Options which each owns (the "Option Agreements"). For purposes of this Section 6.4, "Executives" shall mean William Gibbs, Walter Sobon, Janet Shanks and David Ledwell.

     SECTION 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.6 Further Action; All Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Registration Statement, the Exchange Documents, any required filings under the HSR Act, any required foreign filings and any amendments to any thereof and (ii) using all reasonable efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries and Parent and its subsidiaries, as the case may be, as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer, the Axiohm Exchange, the Acquisition of Purchaser and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     SECTION 6.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Axiohm Exchange, the Acquisition of Purchaser, the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or pursuant to the rules of the SEC or any listing agreement with the Nasdaq National Market. On or prior to the date hereof, the Company and Parent shall have agreed to the final text of the press release announcing the execution of this Agreement and the commencement of the Offer by Purchaser.

     SECTION 6.8 Disposition of Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement until the purchase of Company Common Stock pursuant to the Offer, and thereafter until the Effective Time of the Merger, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of such litigation shall be agreed to without Parent's consent; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

     SECTION 6.9  Officer's and Directors' Indemnification.

     (a) Parent and Purchaser agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) or existing indemnification contracts in the form filed with the SEC shall survive the Offer, the Axiohm Exchange, the Acquisition of Purchaser and the Merger and shall continue in full force and effect in accordance with their terms.

     (b) For six years from the Effective Time, the Company shall use all reasonable efforts to maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall the Company be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents is not more than $145,350; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) This Section 6.9 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     (d) The Surviving Corporation shall pay all expenses, including attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.9.

     SECTION 6.10 Issuance of Company Warrants and Roll-Over Notes. The Company hereby agrees, in accordance with the Financing Letter, (i) upon the closing of the Offer and in accordance with the instructions of Parent, to issue warrants, exercisable into an aggregate of 10% of the outstanding capital stock of the Company (calculated after giving effect to the exercise of such warrants and all other outstanding warrants, options or other convertible securities) and containing such other terms and provisions as are contemplated in the Financing Letter, and to cause such warrants to be placed into an escrow account until such warrants are released to Lehman Brothers in accordance with the Financing Letter and (ii) at the Effective Time, to issue the "Roll-Over Notes" contemplated by the Financing Letter, in redemption of the preferred stock issued by IPB.

                                  ARTICLE VII

                         CONDITIONS TO AXIOHM EXCHANGE,
                      ACQUISITION OF PURCHASER AND MERGER


     SECTION 7.1 Conditions to Obligation of Each Party to Effect the Axiohm Exchange. The respective obligations of each party to effect the Axiohm Exchange shall be subject to the satisfaction at or prior to the Axiohm Exchange Closing of the following conditions:

     (a) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States federal or state court or governmental authority, or any French national or provincial court or governmental authority, as the case may be, which prohibits, restrains, enjoins or restricts the consummation of the Axiohm Exchange.

     (b) Any waiting period applicable to the Axiohm Exchange under the HSR Act and French law, if applicable, shall have terminated or expired.

     (c) Purchaser shall own Shares representing at least the Minimum Condition (whether purchased pursuant to the Offer or otherwise acquired).

     (d) Parent Holders owning at least a majority of the then outstanding Parent Shares shall have executed and delivered or shall have agreed to execute and deliver to Purchaser Axiohm Purchase Agreements.

     SECTION 7.2 Conditions to Obligation of Each Party to Effect the Acquisition of Purchaser. The respective obligations of each party to effect the Acquisition of Purchaser shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States federal or state court or governmental authority, or any French national or provincial court or governmental authority, as the case may be, which prohibits, restrains, enjoins or restricts the consummation of the Acquisition of Purchaser.

     (b) Any waiting period applicable to the Acquisition of Purchaser under the HSR Act and French law, if applicable, shall have terminated or expired.

     (c) Purchaser shall own Shares representing at least the Minimum Condition (whether purchased pursuant to the Offer or otherwise acquired), less the Exchange Shares.

     (d)  The Axiohm Exchange Closing shall have occurred.

     SECTION 7.3 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States federal or state court or governmental authority, or any French national or provincial court or governmental authority, as the case may be, which prohibits, restrains, enjoins or restricts the consummation of the Merger.

     (b) Any waiting period applicable to the Merger under the HSR Act and French law, if applicable, shall have terminated or expired.

     (c) Purchaser shall own Shares representing at least the Minimum Condition (whether purchased pursuant to the Offer or otherwise acquired), less the Exchange Shares.

     (d)  The Axiohm Exchange Closing shall have occurred.

     (e)  The Acquisition of Purchaser shall have occurred.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated and the Axiohm Exchange, the Acquisition of Purchaser and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval thereof by the shareholders of the Company:

     (a)  By mutual written consent of Parent, Purchaser and the Company;

     (b) By Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States, France or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer, the Axiohm Exchange, the Acquisition of Purchaser or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable, except if the party relying on this clause (c) to terminate this Agreement is in breach of any of its material obligations under this Agreement;

     (c) By Parent if, (i) due to a failure of any of the Offer Conditions, Purchaser shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer within 60 days (or 90 days if there has been a second request under the HSR Act) following the date hereof, unless such termination or failure has been caused by or results from (x) a breach of any representation or warranty on the part of Parent or Purchaser contained in this Agreement that has a Material Adverse Effect on Parent or Purchaser or (y) there shall have been any breach of any covenant or agreement on the part of Parent or Purchaser contained in this Agreement that has a Material Adverse Effect on Parent or Purchaser or (ii) the Company's Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement, the Axiohm Exchange, the Acquisition of Purchaser or the Merger or shall have approved or recommended another offer or transaction, or shall have resolved to effect any of the foregoing; or

     (d) By the Company (i) if Purchaser shall not have commenced the Offer within five days of the date on which Purchaser's intention to make the Offer is publicly announced; (ii) if the Offer shall not have been consummated within 60 days (or 90 days if there has been a second request under the HSR Act) following the date hereof; (iii) if due to a failure of any of the Offer Conditions, Purchaser shall have terminated the Offer, unless such termination has been caused by or results from (A) a breach of any representation or warranty on the part of the Company contained in this Agreement that has a Material Adverse Effect on the Company or could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer or (B) there shall have been any breach of any covenant or agreement on the part of the Company contained in this Agreement that has a Material Adverse Effect on the Company or could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer; or (iv) in connection with its determination to pursue a Superior Proposal pursuant to Section 6.3 hereof; provided that such termination under clause (iv) hereof shall not be effective until the Company has made payment of the Initial Fee required by Section 8.3 hereof.

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement by any party pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or their respective officers, directors, shareholders or affiliates, except as set forth in Section 6.2(b), Section 6.2(c), this Section 8.2, Section
8.3 and Section 9.1 hereof; provided, however, that nothing herein shall relieve any party from liability for any breach hereof; provided, further, that neither Parent nor Purchaser shall be entitled to any punitive damages in the event of any breach hereof if the fees referred to in Section 8.3 have been paid in full to Parent.

     SECTION 8.3 Fees. (a) (i) In the event that this Agreement is terminated pursuant to Section 8.1(d)(iv), the Company shall pay to Parent, in same day funds, upon demand, an amount equal to $2.6 million (the "Initial Fee").

          (ii) In addition, in the event that (x) a proposal with respect to an Acquisition Transaction is commenced by the Company, publicly proposed, publicly disclosed or communicated to the Company or any representative or agent thereof after the date of this Agreement and prior to the date of termination of this Agreement, (y) this Agreement is thereafter terminated pursuant to Section 8.1(c) or 8.1(d), and (z) within six (6) months following such termination, an Acquisition Transaction is consummated or the Company enters into an agreement relating thereto, then, in any such event, the Company shall pay Parent, in same day funds, promptly (but in no event later than one business day after the first of such events shall have occurred) an additional fee of $3.9 million (the "Subsequent Fee"). For purposes of this Section 8.3(a)(ii), an "Acquisition Transaction" shall not include any merger, consolidation or business combination involving the Company or any Company Subsidiary if (A) the Company or such Company Subsidiary is the surviving company in such transaction, (B) the shareholders of the Company before the transaction continue to own at least 50% of the outstanding capital stock of the Company following such transaction, and
(C) no more than 15% of the outstanding capital stock of the Company becomes beneficially owned by any person as a result of such transaction.

     (b) In the event that the Company shall fail to pay either the Initial Fee or the Subsequent Fee, the terms "Initial Fee" and/or "Subsequent Fee" shall be deemed to include the costs and expenses actually incurred or accrued by Parent, Purchaser and their respective shareholders and affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Fee, commencing on the date that the applicable Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 2.00%.

     (c) In the event that Parent or Purchaser shall have terminated the Offer due solely to a failure of the Offer Condition contained in subsection (c) of Annex A hereto and the failure of such Offer Condition was not a result, directly or indirectly, of (i) any event or condition having a Material Adverse Effect on the Company or (ii) any misrepresentation made by any of Parent, Purchaser or IPB to Lehman Brothers which was based upon information provided by the Company to Parent, Purchaser or IPB, then Parent shall reimburse the Company for the out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, provided, however, that the reimbursement required hereby shall not exceed an aggregate of $1.0 million.

     (d) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not any such transaction is consummated.

     SECTION 8.4 Amendment. Subject to Section 6.1, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5 Waiver. Subject to Section 6.1, at any time prior to the Effective Time, any party hereto may, but shall not be required to, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.1, as the case may be, except that the agreements set forth in Article II, Section 6.7, Section 6.9 and this Article IX shall survive the Effective Time and those set forth in Section 6.2(b), Section 6.2(c), Section 8.3 and this
Article IX shall survive termination of this Agreement.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Purchaser:

          Axiohm S.A.
          BP 675-1 a rue D'Arceuil
          92542 Montrouge Cedex, FRANCE

          Facsimile:  11-33-1-49-65-94-13
          Attention:  Patrick Dupuy

     with a copy to:

          McDermott, Will & Emery
          227 West Monroe Street
          Chicago, IL  60606
          Facsimile:  (312) 984-3669
          Attention:  Helen R. Friedli, P.C.

     if to the Company:

          DH Technology, Inc.
          15070 Avenue of Science
          San Diego, CA 92128
          Facsimile:  (619) 451-0326
          Attention:  William H. Gibbs

     with a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, CA  94304-1050
          Facsimile:  (415) 493-6811
          Attention:  Henry P. Massey, Jr.

     SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (e) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

     (f) "US GAAP" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States.

     SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.5 Entire Agreement; Assignment. This Agreement, together with the Parent Confidentiality Agreement and the Company Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.9 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.9 United States Currency. All amounts described under this Agreement and all transactions between the parties in connection with this Agreement shall be paid in U.S. dollars.

     SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 AXIOHM S.A.


                                    By:__________________________________
                                    Name:________________________________
                                    Title:_______________________________
Attest:


By:____________________________
Name:__________________________
Title:  Secretary

                                    AX ACQUISITION CORPORATION


                                    By:__________________________________
                                    Name:________________________________
                                    Title:_______________________________
Attest:


By:____________________________
Name:__________________________
Title:  Secretary

                                    DH TECHNOLOGY, INC.


                                    By:__________________________________
                                    Name:________________________________
                                    Title:_______________________________
Attest:


By:____________________________
Name:__________________________
Title:  Secretary

                                    Annex A

                                Offer Conditions


     The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer in accordance with the Merger Agreement if, prior to the expiration of the Offer, (i) at least 6.5 million Shares shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (ii) at any time on or after the date hereof and prior to the acceptance for payment of or payment for Shares, any one or more of the following conditions occurs or has occurred:

     (a) there shall have been instituted or pending any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, or any other action taken, or statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer, the Axiohm Exchange, the Acquisition of Purchaser or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that would reasonably be expected to have the effect of: (i) making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Purchaser or any of its affiliates or the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Axiohm Exchange, the Acquisition of Purchaser or the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries or Parent, Purchaser or any of Parent's affiliates of all or any material portion of the business or assets of the Company or any of its subsidiaries or Parent, or any of its affiliates, or compelling Parent, Purchaser or any of Parent's affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or Parent, or any of its affiliates, as a result of the transactions contemplated by the Offer, the Axiohm Exchange, the Acquisition of Purchaser or the Merger Agreement; (iii) imposing or confirming limitations on the ability of Parent, Purchaser or any of Parent's affiliates or shareholders effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates or shareholders on all matters properly presented to the shareholders of the Company, including without limitation the adoption and approval of the Merger Agreement, the Axiohm Exchange, the Acquisition of Purchaser and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or (iv) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares; provided, that Parent and Purchaser shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

     (b) there shall have occurred any event that is reasonably likely to have a Material Adverse Effect on the Corporation;

     (c) Purchaser shall not have received the financing sufficient to acquire the Specified Number of the Shares tendered in the Offer (as amended pursuant to Section 1(a) hereof) and to pay the anticipated expenses in connection therewith and with the Axiohm Exchange, the Acquisition of Purchaser and the Merger;

     (d) the Company shall not have taken all actions with respect to the Company Outstanding Options contemplated by Annex B hereto or the Executives shall not have executed the Option Agreements;

     (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a material disruption of or material adverse change in financial, banking or capital market conditions in the United States or France or a declaration of a banking moratorium by French, United States or New York State banking officials, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly materially adversely affecting (or materially delaying) the consummation of the Offer or (iv) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

     (f) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange
Act), other than Parent or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Axiohm Exchange, the Acquisition of Purchaser, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of more than 5% of the outstanding Shares other than the Offer, the Axiohm Exchange, the Acquisition of Purchaser and the Merger, (B) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange, offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

     (g) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, as if such representations and warranties were made at the time of such determination, and the failure of all such representations and warranties, together in their entirety, to be true and correct has a Material Adverse Effect on the Corporation;

     (h) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, and (i) the Company fails to cure any such failure within ten business days after written notice from the Purchaser and (ii) the failure to comply with such agreement or covenant has a Material Adverse Effect on the Corporation;

     (i) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

     (j) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization or consent of any domestic or foreign governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained on terms satisfactory to the Parent in its reasonable discretion and the failure to obtain such approval, permit, authorization or consent has a Material Adverse Effect on the Corporation.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (except for any action or inaction by Purchaser or any of its affiliates constituting a breach of the Merger Agreement) or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                    ANNEX B

                          COMPANY OUTSTANDING OPTIONS
                           AND EMPLOYMENT AGREEMENTS

  1. Vested Options: Upon acceptance for payment of Shares by Purchaser pursuant to the Offer ("Consummation of the Offer"), all Vested Company Outstanding Options (as defined below), other than Company Outstanding Options held by the individuals designated by the Company and reasonably acceptable to Axiohm (the "Listed Individuals"), shall be cancelled and each holder thereof shall thereupon be paid by the Company an amount, in cash, equal to the product of (i) the number of Shares subject to Vested Company Outstanding Options held by such holder and (ii) the Per Share Amount minus the exercise price applicable to such Vested Company Outstanding Options (the "Option Spread"), less applicable taxes. Listed Individuals may elect not later than 10 days prior to the Consummation of the Offer, as to all or a portion of the individual's Vested Company Outstanding Options, to be covered under the preceding sentence or to receive the Option Spread on a deferred basis. The amounts subject to deferred payment ("Deferred Amounts") shall be distributed in accordance with a payment schedule selected by the individual from among alternative schedules specified by the Company over a period not to exceed seven years following the Effective Time, subject to earlier distribution upon termination of the individual's employment for any reason. The Company shall fund its obligation with respect to Deferred Amounts by transferring funds equal to the Deferred Amounts into a rabbi trust. While in trust the Deferred Amounts may be invested in the same investments as are available under the Company's 401(k) plan (other than Company stock) and shall be credited with earnings accordingly. The Company shall also pay to Listed Individuals who remain employed by the Company through the Consummation of the Offer, tax subsidy payments with respect to the Option Spread (the "Tax Subsidy"). The Company shall pay the Tax Subsidy to the Employee at the time (or times) that the Employee receives payment of the Option Spread, and shall consist of (i) a payment to reflect the federal and state tax rate differential between long-term capital gains and ordinary income in effect on the date (or dates) of payment of the Option Spread, and (ii) a payment to reimburse the individual for taxes due as a result of the rate differential payment at the rate in effect on the date (or dates) of the Tax Subsidy, provided that the Tax Subsidy shall be limited so as to avoid triggering the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code (the "Excise Tax"). Prior to the Consummation of the Offer, the Company and each of the Listed Individuals shall execute an Option Cancellation Agreement in a form reasonably acceptable to the parties hereto.

  Vested Company Outstanding Options shall mean: (i) all Company Outstanding Options that are vested as of the date of acceptance for payment of Shares by Purchaser pursuant to the Offer or that would have vested through September 6, 1997; (ii) one-half of Company Outstanding Options issued to Walter Sobon; and
(iii) all warrants outstanding under the Company's Director Warrant Plan.

  2. Unvested Options: All Company Outstanding Options other than Vested Company Outstanding Options ("Unvested Company Outstanding Options") shall remain outstanding and subject to the terms and conditions of the applicable Company option plan and option agreement, but shall be modified to provide for full vesting acceleration in the event the employee's employment is terminated
(i) by the Company other than for cause, or (ii) as the result of the employee's death or disability. Unvested Outstanding Company Options held by William Gibbs and Walter Sobon shall be also be modified to provide for acceleration upon an Involuntary Termination of employment (as defined in the Employment Agreements). In the event the Company engages in a transaction prior to April 1, 2001, as a result of which the Company's Shares are no longer registered under the Securities Act of 1934, as amended, each holder of Unvested Outstanding Company Options shall be entitled to receive from the Company a cash payment equal to the product of (i) the number of Shares subject to Unvested Company Outstanding Options held by such holder and (ii) the Per Share Amount minus the exercise price applicable to such Unvested Company Outstanding Options, less applicable taxes; provided, however, that in the event such payment triggers the Excise Tax, the Company and the holders subject to such Excise Tax shall negotiate, in good faith, an alternative arrangement intended to minimize or eliminate such Excise Tax. Prior to the Consummation of the Offer, the Company and each of the employees (other than Gibbs and Sobon) holding Unvested Outstanding Company Options shall execute an Option Amendment in a form reasonably acceptable to the parties hereto.

  3. New Options: The Company will grant 350,000 new options to management and employees under the Company's 1992 Stock Plan on a date specified by Gibbs and the Compensation Committee of the Company's Board of Directors within the first two full fiscal quarters after the Effective Time at an option price equal to the fair market value of the Common Stock on the specified date. Such new options shall be allocated by the Compensation Committee, shall have an 8-year term and, except as otherwise provided in the Employment Agreements (as applicable), shall vest cumulatively as to 50% on the second anniversary of the grant date, 25% on the third anniversary and 25% on the fourth anniversary.

  4. Employment Agreements: The Company on the one hand and each of Gibbs and Sobon on the other hand shall execute agreements in the form attached hereto as Annex B-1 with the severance payments specified below which shall be payable upon termination of employment as an Involuntary Termination (as defined in the Employment Agreements). All severance payments shall be limited so as to avoid the golden parachute excise tax of Sections 280G and 4999 of the Internal Revenue Code:

    Gibbs: 2 years' Current Compensation if terminated in the first year, 1 1/2 years' if terminated in second year, 1 year thereafter. For this purpose, "Current Compensation" means the Employee's average annual base salary and annual bonus over the three preceding fiscal years.

    Sobon: 1 year's Current Compensation (as defined), provided (i) one and one-half years' Current Compensation in the first year following the Effective Time if Gibbs ceases to be an employee of the Company for any reason in such year; and (ii) one and one-quarter years' Current Compensation in the second year following the Effective Time if Gibbs ceases to be an employee of the Company for any reason in such year.

                              LIST OF ATTACHMENTS

  ANNEX B-1: Form of Employment Agreement

                              DH TECHNOLOGY, INC.

                              EMPLOYMENT AGREEMENT

  This Agreement is entered into as of                , by and among DH
Technology, Inc. (the "Company"), Axiohm SA (the "Acquiror") and Janet Shanks (the "Employee").

  WHEREAS, the Company is proposing to enter into a negotiated business combination with the Acquiror and a subsidiary of the Acquiror which will result in the Acquiror becoming a wholly-owned subsidiary of the Company (the "Transaction"); and

  WHEREAS, the Acquiror and the Company desire to retain the Employee on a full-time basis in the capacity of [title] of the Company following the Transaction, and the Employee desires to accept such employment; and

  WHEREAS the parties desire and agree to enter into an employment relationship by means of this Agreement;

  NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

  1. CONDITION PRECEDENT. This Agreement shall become effective upon the closing of the Transaction (the "Effective Date") and shall supersede any prior agreement or understanding between the Employee and the Company relating to the Employee's employment by the Company. Prior to the Effective Date, this Agreement shall be of no force or effect.

  2. POSITION AND DUTIES. The Employee shall be employed, as of the Effective Date, as [title] of the Company, reporting to the Chief Executive Officer of the Company and assuming and discharging such responsibilities as are commensurate with the Employee's position. In performing her basic duties, the Employee shall work out at her current location, although the Employee acknowledges that frequent travel may be necessary in carrying out her duties hereunder. The Employee shall perform her duties faithfully and to the best of her ability and shall devote her full business time and effort to the performance of her duties hereunder; provided, however, that the foregoing shall not preclude the Employee from engaging in civic, charitable or religious activities, from devoting a reasonable amount of time to private investments, or from being employed by, rendering services to or serving on the boards of directors of other entities, so long as such activities, employment and/or service do not materially interfere or conflict with her responsibilities to the Company.

  3. EMPLOYMENT RELATIONSHIP. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

  4. COMPENSATION.

  (A) BASE SALARY. For all services to be rendered by the Employee pursuant to this Agreement, the Employee shall receive a minimum annual base salary of
$        , payable monthly in accordance with the Company's normal payroll practices, increased from time to time by the Board of the Company (the "Board") consistent with past practices.

  (B) BONUS. Beginning with the Company's current fiscal year, and for each fiscal year thereafter during the term of this Agreement, the Employee shall be
eligible to receive a target bonus of $     based on performance of the Company
as set forth in the Company's annual operating plan established by the Chief Executive Officer of the Company and the Board (the "Target Bonus").

  (C) OPTION. Within six (6) months after the closing of the Transaction, the Company shall grant an option to the Employee for a number of shares of the Company's Common Stock to be determined by the Compensation Committee of the Company's Board (the "Shares"), at a per Share purchase price equal to the then current fair market value of a Share, pursuant to the Company's 1992 Stock Plan (the "1992 Plan") and standard form of stock option agreement. Subject to the terms of the 1992 Plan, fifty percent (50%) of the Shares shall vest on the date twenty-four (24) months after the date of grant, and an additional twenty-five percent (25%) of the Shares shall vest at the end of each year thereafter.

  (D) AUTOMOBILE ALLOWANCE. During the term of this Agreement, the Company shall provide the Employee with an automobile allowance of not less than
$    per month. The Employee agrees to have available for business use a four-
door automobile suitable for clients and customers.

  5. OTHER BENEFITS. The Employee shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that her position, tenure, salary, age, health and other qualifications make her eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

  6. EXPENSES. The Company shall reimburse the Employee for reasonable travel, entertainment or other expenses incurred by the Employee in the furtherance of or in connection with the performance of the Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

  7. TERMINATION.

  (A) INVOLUNTARY TERMINATION. If the Employee's employment with the Company terminates in an Involuntary Termination, then, subject to Section 9: (i) the Employee shall be entitled to receive a severance payment equal to one times the Employee's Current Compensation (one-half times the Employee's Current Compensation if such Termination occurs after the first anniversary of the Effective Date); and (ii) the vesting and exercisability of all outstanding stock options that were granted to the Employee by the Company prior to the Effective Date shall accelerate in full. Any severance payments to which the Employee is entitled pursuant to this Section 7(a) shall be paid to the Employee in a lump sum within fifteen (15) days of the Employee's Involuntary Termination.

  (B) DISABILITY. If the Employee's employment with the Company terminates as a result of Disability, the Company shall make available to the Employee and the Employee's spouse and dependents group health, life and other similar insurance plans substantially comparable to the group health, life and other similar insurance plans in which the Employee or such dependents participated on the date of such termination (the "Company Coverage"). The Company Coverage shall be at the Company's expense for twelve (12) months following such termination. In addition, the Employee's stock options shall vest in full as provided in clause (ii) of Section 7(a) above.

  (C) DEATH. In the event of the Employee's death, this Agreement, to the extent it has not already terminated, shall terminate on the last day of the calendar month of the Employee's death. In addition (i) the Employee's estate or beneficiaries shall be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of the Employee's death, and (ii) the Employee's stock options shall vest in full as provided in clause (ii) of Section 7(a) above.

  (D) OTHER TERMINATION. If the Employee's employment terminates other than in an Involuntary Termination, or upon the Employee's Death or Disability, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of such termination.

  8. DEFINITIONS.

  (A) CAUSE. "Cause" shall mean the occurrence of any one or more of the following: (i) the Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of final jurisdiction for any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense), which felony materially injures the Company; (ii) the Employee's misappropriation of funds or commission of a material act of fraud, whether prior or subsequent to the date hereof, upon the Company; (iii) gross negligence by the Employee in the scope of the Employee's services to the Company; (iv) a willful breach by the Employee of a material provision of this Agreement; or (v) a willful failure of the Employee to substantially perform his duties hereunder. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for Company's intention to terminate for Cause, and (ii) an opportunity for the Employee, together with his counsel, if any, to be heard before the Board.

  (B) CURRENT COMPENSATION. "Current Compensation" shall mean an amount equal to the greater of (i) the Employee's base salary and bonus earned in the fiscal year immediately preceding the current fiscal year; or (ii) the Employee's annual base salary for, and any bonus earned at any time during, the current fiscal year.

  (C) INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean (i) without the Employee's express written consent, a reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities;
(ii) without the Employee's express written consent, a reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee's base salary or Target Bonus (as set forth in Section
4) in effect immediately prior to such reduction; (iv) a reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than thirty-five (35) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Acquiror or the Company to obtain the assumption of this Agreement by any successors contemplated in Section 11 below.

  9. GOLDEN PARACHUTE EXCISE TAX.

  (A) BENEFITS CAP. In the event that the benefits under this Agreement, when aggregated with any other payments or benefits received by the Employee, or to be received by the Employee, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, then the Employee's benefits shall be reduced to such lesser amount or degree as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code.

  (B) DETERMINATION. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's primary independent public accounting firm (the
"Accountants"), whose determination shall be conclusive and binding upon the Employee and the

Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make its determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

  10. RIGHT TO ADVICE OF COUNSEL. The Employee acknowledges that she has had the right to consult with counsel and is fully aware of her rights and obligations under this Agreement.

  11. SUCCESSORS.

  (A) COMPANY'S SUCCESSORS. Any successor to the Acquiror or the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Acquiror's or the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Acquiror or the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Acquiror" or "Company," as applicable, shall include any successor to the Acquiror's or the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

  (B) EMPLOYEE'S SUCCESSORS. Without the written consent of the Acquiror and the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  12. NOTICE CLAUSE.

  (A) MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

  (B) EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 12(a).

  13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

  14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

  15. INTEGRATION. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

  16. TAXES. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

  IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Acquiror and the Company by their duly authorized officers, as of the day and year first above written.

                                          DH Technology, Inc.

                                          By: _________________________________

                                          Title: ______________________________

                                          AXIOHM SA

                                          By: _________________________________

                                          Title: ______________________________

                                          Employee:

                                          -------------------------------------
                                          Name

                              DH TECHNOLOGY, INC.

                              EMPLOYMENT AGREEMENT

  This Agreement is entered into as of                , by and among DH
Technology, Inc. (the "Company"), Axiohm SA (the "Acquiror") and David Ledwell (the "Employee").

  WHEREAS, the Company is proposing to enter into a negotiated business combination with the Acquiror and a subsidiary of the Acquiror which will result in the Acquiror becoming a wholly-owned subsidiary of the Company (the "Transaction"); and

  WHEREAS, the Acquiror and the Company desire to retain the Employee on a full-time basis in the capacity of [title] of the Company following the Transaction, and the Employee desires to accept such employment; and

  WHEREAS the parties desire and agree to enter into an employment relationship by means of this Agreement;

  NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

  1. CONDITION PRECEDENT. This Agreement shall become effective upon the closing of the Transaction (the "Effective Date") and shall supersede any prior agreement or understanding between the Employee and the Company relating to the Employee's employment by the Company. Prior to the Effective Date, this Agreement shall be of no force or effect.

  2. POSITION AND DUTIES. The Employee shall be employed, as of the Effective Date, as [title] of the Company, reporting to the Chief Executive Officer of the Company and assuming and discharging such responsibilities as are commensurate with the Employee's position. In performing his basic duties, the Employee shall work at his present location, although the Employee acknowledges that frequent travel may be necessary in carrying out his duties hereunder. The Employee shall perform his duties faithfully and to the best of his ability and shall devote his full business time and effort to the performance of his duties hereunder; provided, however, that the foregoing shall not preclude the Employee from engaging in civic, charitable or religious activities, from devoting a reasonable amount of time to private investments, or from being employed by, rendering services to or serving on the boards of directors of other entities, so long as such activities, employment and/or service do not materially interfere or conflict with his responsibilities to the Company.

  3. EMPLOYMENT RELATIONSHIP. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

  4. COMPENSATION.

  (A) BASE SALARY. For all services to be rendered by the Employee pursuant to this Agreement, the Employee shall receive a minimum annual base salary of
$        , payable monthly in accordance with the Company's normal payroll practices, increased from time to time by the Board of the Company (the "Board") consistent with past practices.

  (B) BONUS. Beginning with the Company's current fiscal year, and for each fiscal year thereafter during the term of this Agreement, the Employee shall be
eligible to receive a target bonus of $     based on performance of the Company
as set forth in the Company's annual operating plan established by the Chief Executive Officer of the Company and the Board (the "Target Bonus").

  (C) OPTION. Within six (6) months after the closing of the Transaction, the Company shall grant an option to the Employee for a number of shares of the Company's Common Stock to be determined by the Compensation Committee of the Company's Board (the "Shares"), at a per Share purchase price equal to the then current fair market value of a Share, pursuant to the Company's 1992 Stock Plan (the "1992 Plan") and standard form of stock option agreement. Subject to the terms of the 1992 Plan, fifty percent (50%) of the Shares shall vest on the date twenty-four (24) months after the date of grant, and an additional twenty-five percent (25%) of the Shares shall vest at the end of each year thereafter.

  (D) AUTOMOBILE ALLOWANCE. During the term of this Agreement, the Company shall provide the Employee with a automobile allowance of not less than $ per month. The Employee agrees to have available for business use a four-door automobile suitable for customers and clients.

  5. OTHER BENEFITS. The Employee shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make his eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

  6. EXPENSES. The Company shall reimburse the Employee for reasonable travel, entertainment or other expenses incurred by the Employee in the furtherance of or in connection with the performance of the Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

  7. TERMINATION.

  (A) INVOLUNTARY TERMINATION. If the Employee's employment with the Company terminates in an Involuntary Termination, then, subject to Section 9: (i) the Employee shall be entitled to receive a severance payment equal to two times the Employee's Current Compensation (one times the Employee's Current Compensation if such Termination occurs after the first anniversary of the Effective Date); and (ii) the vesting and exercisability of all outstanding stock options that were granted to the Employee by the Company prior to the Effective Date shall accelerate in full. Any severance payments to which the Employee is entitled pursuant to this Section 7(a) shall be paid to the Employee in a lump sum within fifteen (15) days of the Employee's Involuntary Termination.

  (B) DISABILITY. If the Employee's employment with the Company terminates as a result of Disability, the Company shall make available to the Employee and the Employee's spouse and dependents group health, life and other similar insurance plans substantially comparable to the group health, life and other similar insurance plans in which the Employee or such dependents participated on the date of such termination (the "Company Coverage"). The Company Coverage shall be at the Company's expense for twenty-four (24) months following such termination. In addition, the Employee's stock options shall vest in full as provided in clause (ii) of Section 7(a) above.

  (C) DEATH. In the event of the Employee's death, this Agreement, to the extent it has not already terminated, shall terminate on the last day of the calendar month of the Employee's death. In addition (i) the Employee's estate or beneficiaries shall be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of the Employee's death, and (ii) the Employee's stock options shall vest in full as provided in clause (ii) of Section 7(a) above.

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

  (D) OTHER TERMINATION. If the Employee's employment terminates other than in an Involuntary Termination, or upon the Employee's Death or Disability, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of such termination.

  8. DEFINITIONS.

  (A) CAUSE. "Cause" shall mean the occurrence of any one or more of the following: (i) the Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of final jurisdiction for any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense), which felony materially injures the Company; (ii) the Employee's misappropriation of funds or commission of a material act of fraud, whether prior or subsequent to the date hereof, upon the Company; (iii) gross negligence by the Employee in the scope of the Employee's services to the Company; (iv) a willful breach by the Employee of a material provision of this Agreement; or (v) a willful failure of the Employee to substantially perform his duties hereunder. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for Company's intention to terminate for Cause, and (ii) an opportunity for the Employee, together with his counsel, if any, to be heard before the Board.

  (B) CURRENT COMPENSATION. "Current Compensation" shall mean an amount equal to the greater of (i) the Employee's base salary and bonus earned in the fiscal year immediately preceding the current fiscal year; or (ii) the Employee's annual base salary for, and any bonus earned at any time during, the current fiscal year.

  (C) INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean (i) without the Employee's express written consent, a reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities;
(ii) without the Employee's express written consent, a reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee's base salary or Target Bonus (as set forth in Section
4) in effect immediately prior to such reduction; (iv) a reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than thirty-five (35) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Acquiror or the Company to obtain the assumption of this Agreement by any successors contemplated in Section 11 below.

  9. GOLDEN PARACHUTE EXCISE TAX.

  (A) BENEFITS CAP. In the event that the benefits under this Agreement, when aggregated with any other payments or benefits received by the Employee, or to be received by the Employee, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, then the Employee's benefits shall be reduced to such lesser amount or degree as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code.

  (B) DETERMINATION. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's primary independent public accounting firm (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make its determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

  10. RIGHT TO ADVICE OF COUNSEL. The Employee acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

  11. SUCCESSORS.

  (A) COMPANY'S SUCCESSORS. Any successor to the Acquiror or the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Acquiror's or the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Acquiror or the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Acquiror" or "Company," as applicable, shall include any successor to the Acquiror's or the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

  (B) EMPLOYEE'S SUCCESSORS. Without the written consent of the Acquiror and the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  12. NOTICE CLAUSE.

  (A) MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

  (B) EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 12(a).

  13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

  14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

  15. INTEGRATION. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

  16. TAXES. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

  IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Acquiror and the Company by their duly authorized officers, as of the day and year first above written.

                                          DH Technology, Inc.

                                          By: _________________________________

                                          Title: ______________________________

                                          AXIOHM SA

                                          By: _________________________________

                                          Title: ______________________________

                                          Employee:

                                          -------------------------------------
                                          Name

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